Aimco Closes Sale of Asset Management Portfolio to Related Companies

DENVER, CO, July 25, 2018 -- Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) today announced that the company has closed the previously announced sale of its Asset Management portfolio and four affordable apartment communities to Related Companies’ affordable division for $590 million. With this sale, Aimco completes the exit from its affordable housing line of business.
Aimco’s Asset Management portfolio is a fee-based business in which Aimco has been the general partner in partnerships owning interests in low-income housing tax credit apartment communities. As general partner, Aimco has provided asset management and other services to these partnerships and has received fees and other payments in return. The portfolio sale to Related also includes the Hunters Point communities - four affordable, garden style communities with 604 apartment homes located in San Francisco, CA.
Aimco plans to use the net proceeds of the transaction, after closing costs and repayment of the Hunters Point property debt, to partially fund the previously-announced acquisitions of Bent Tree in Fairfax County, VA and a portfolio of six communities in Philadelphia, PA, and to reduce leverage, including the redemption of Class A preferred stock callable in 2Q 2019.

About Aimco
Aimco is a real estate investment trust focused on the ownership and management of quality apartment communities located in select markets in the United States. Aimco is one of the country’s largest owners and operators of apartments, with ownership interests in 134 communities in 17 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.

Contact:
Aimco Investor Relations
(303) 793-4661
Investor@aimco.com
Suzanne Sorkin
Vice President, Investor Relations/FP&A